Exhibit 99.1

BioSig subsidiary NeuroClear acquires license for a broad-spectrum anti-viral agent that may treat COVID-19. Laboratory results demonstrate high level of activity against COVID-19 in cell culture

Novel pharmaceutical Vicromax(tm)* has already undergone extensive animal testing and human clinical experience in other indications

Westport, CT, March 25, 2020 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing a proprietary biomedical signal processing platform, today announced that its majority-owned subsidiary NeuroClear Technologies, Inc. acquired the rights to develop a novel pharmaceutical to treat Coronavirus Disease 2019 (COVID-19).

In a preliminary internal review, the orally administered, broad-spectrum anti-viral agent Vicromax(tm) demonstrated strong activity against COVID-19 in cell cultures in laboratory testing. In this analysis, Vicromax(tm) was added to a tissue culture assay for SARS-CO-2 coronavirus (the causative agent for COVID-19) and an anti-viral effect was observed, which led to a reduction of over 90% of infectious viruses. The Company intends to pursue development of this agent for the treatment of COVID-19 through FDA-approved clinical trials.

The product candidate already completed Phase I and three Phase II trials in other indications, and underwent extensive animal testing and human clinical experience. The Company expects that Vicromax(tm) could be used alone or in a combination with other anti-viral agents or immune modulators.

“Stopping the COVID-19 pandemic and preventing similar viral threats in the future must be the number-one priority of all of us in the healthcare community," said Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc. "This very promising anti-viral is the result of tireless efforts by an accomplished group of pharmaceutical industry veterans, and we are doing everything in our power to ensure it gets tested and brought to market as soon as possible.”

The Company intends to develop Vicromax(tm) and take it through clinical trials under a new NeuroClear subsidiary, ViralClear Pharmaceuticals, Inc. The Company appointed Mr. Nick Spring as Chief Executive Officer of ViralClear and Mr. Steve King as Chief Operating Officer.

Mr. Spring is a seasoned global executive and entrepreneur with experience spanning both human and animal health. During his extensive career at Merck & Co., he led the worldwide franchise for live viral human vaccines as well as the strategic team that crafted the US launch plan for the HPV vaccine, Gardasil®, which became a billion-dollar franchise. Most recently, Mr. Spring was Founder and CEO of Humanitas, a biotechnology and life sciences consulting firm that advises blue-chip global companies. Previously, he served as President and CEO of a medical device company, Reliefband Technologies, and as Founder and CEO of Topaz Pharmaceuticals Inc, where he raised $35 million in private investment and took the company from concept to FDA approval to exit, selling the company for over $200 million to Sanofi. Earlier in his Merck career, Mr. Spring helped build the Ivermectin family of endectocides into a billion-dollar global franchise and manage the start-up of Merial, a Merck/Sanofi animal health joint venture. While at Merial, Mr. Spring was part of the strategic leadership planning team that laid the foundations for Heartgard® and the blockbuster Frontline® brand.

Mr. King is an experienced pharmaceutical executive with proven skills in business development, licensing, and small-molecule drug development and commercialization. Most recently, he served as President at 21159 Pharma, a strategic consulting and business development company. Previously he was Senior Vice President at Pii (Pharmaceutics International Inc), building the contract development and manufacturing organization (CDMO) in the US and the UK. Earlier in his career, Mr. King worked for Janssen Pharmaceuticals and managed international business development for UK-based R.P. Scherer Corporation (Catalent), which specializes in the development and supply of pharmaceutical products including softgel products. He earned his Pharmacy degree from the London School of Pharmacy.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About NeuroClear Technologies

NeuroClear Technologies, a majority-owned BioSig subsidiary, is a medical technology company focused on electroneurogram recordings. The Company aims to address some of the biggest challenges of bioelectronic medicine devices through targeted stimulation and feedback loops for optimal therapy delivery.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

  *Commercial name pending

Shareholder contact:	Media contact:

Andrew Ballou	Mario Ottiglio
BioSig Technologies, Inc.	High Lantern Group
Vice President, Investor Relations	Managing Director
54 Wilton Road, 2nd floor
Westport, CT 06880	mottiglio@highlanterngroup.com
aballou@biosigtech.com	+41 79 538 8624
203-409-5444, x133